Exhibit 4.6

THE NOTES EVIDENCED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”) AND, ON OR PRIOR TO SEPTEMBER 18, 2006, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) IN AN OFFSHORE TRANSACTION COMPLYING WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT OR (2) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, IN EACH CASE, IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES.

AFTER SEPTEMBER 18, 2006, THIS GLOBAL NOTE AND ANY INTEREST HEREIN MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE U.S. SECURITIES ACT AND ALL APPLICABLE LAWS OF ANY OTHER JURISDICTION.

UNLESS THIS GLOBAL NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR BANK S.A./N.V., AS OPERATOR OF THE EUROCLEAR SYSTEM, OR CLEARSTREAM BANKING, SOCIÉTÉ ANONYME, LUXEMBOURG OR SUCH OTHER RECOGNIZED CLEARING SYSTEM AS MAY BE AGREED FROM TIME TO TIME BETWEEN THE ISSUER AND THE ISSUE AGENT AND IN WHICH THIS GLOBAL NOTE MAY FROM TIME TO TIME BE HELD, OR ANY SUCCESSOR TO SUCH ENTITY (SUCH ENTITY, THE “CLEARING SYSTEM”) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OR TRANSFER, EXCHANGE OR PAYMENT, AND ANY GLOBAL NOTE ISSUED IS REGISTERED IN THE NAME OF THE CLEARING SYSTEM, ANY TRANSFER, PLEDGE OR OTHER USE HEREOF IS WRONGFUL.

Serial No.: No. 1

ISIN: XS0264146282

Issue Date: August 9, 2006

Maturity Date: August 9, 2007

Initial Principal Amount: $110,000,000

For value received, Vitro Envases Norteamérica, S.A. de C.V. (the “Issuer”), promises to pay the Clearing System, on the Maturity Date, the Initial Principal Amount or such remaining principal amount as is set forth on Schedule 1 hereto in United States dollars upon presentation and surrender of this Global Note at the office of The Bank of New York (the “Issue Agent”) at 101 Barclay Street, 21st Floor, New York, New York 10286, and to pay interest on such principal amount on February 9, 2007 (the “Interest Payment Date”) at the rate of 10.00% per annum from the Issue Date until payment of said principal amount has been made or duly provided for on the Maturity Date.

All payments due on the Maturity Date will be made in same day funds by transfer to an account denominated in United States dollars maintained with a bank in New York City, all in accordance with the provisions of an Issuing and Paying Agency Agreement, dated as of August 8, 2006 (the “Agency Agreement”), between the Issuer, the Issue Agent, the Paying Agent and the Registrar (each, as defined therein), a copy of which may be inspected during normal business hours at the said office of the Issue Agent. All payments due on the Interest Payment Date will be made to the person in whose name this Global Note is registered at the close of business on February 8, 2007 (the “Record Date”), whether or not a Business Day (as defined below), and made in same day funds by transfer to an account denominated in United States dollars maintained with a bank in New York City in accordance with the provisions of the Agency Agreement. Notwithstanding the foregoing, in the case of interest payable at the Maturity Date, such interest shall be paid to the person to whom the principal hereof is payable. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

This Global Note is subject to the provisions of the Agency Agreement.

If the Maturity Date or a Redemption Date (as defined below) of this Global Note is not a day which is a Business Day (as defined below) payment in respect hereof will be made on the next day thereafter which is a Business Day. “Business Day,” as used herein, shall mean a day on which commercial banks are open for business in New York City, Mexico City and London.

Except as provided below, all payments in respect of this Global Note shall be made without set-off, counterclaim, fees, liabilities or similar deductions, and free and clear of, and without deduction or withholding for, taxes, levies, duties or charges of any nature now or hereafter imposed, levied, collected, withheld or assessed by the government of Mexico or any jurisdiction through or from which such payments are made or any political subdivision or taxing authority therein (“Taxes”). If the Issuer, any of the guarantors (the “Note Guarantors”) under that certain Note Guarantee dated as of even date herewith (the “Note Guarantee”) or any agent thereof is required by law or regulation to make any deduction or withholding for or on account of Taxes, the Issuer or such Note Guarantor, as applicable, shall pay such additional amounts (the “Additional Amounts”) as shall be necessary in order that the net amounts received by the registered holder of this Global Note or the holder of any beneficial interest herein or rights in respect hereof after such deduction or withholding shall equal the amount which would have been receivable hereunder in the absence of such deduction or withholding, except that no such Additional Amounts shall be payable on:

(a)	any tax, duty, assessment, fee or other governmental charge that would not have been imposed but for the existence of any present or former connection, including a permanent establishment or fixed base, between such registered holder of this Global Note (or the account holder that has a beneficial interest in this Global Note credited to its securities account from time to time (a “Relevant Account Holder”)) and Mexico other than the mere receipt of such payment or the ownership or holding of this Global Note;

(b)	any tax, duty, assessment, fee or other governmental charge that would not have been imposed but for the presentation by the registered holder of this Global Note for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(c)	any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

(d)	except in the case of liquidation, dissolution or winding-up of the Issuer, any tax, duty, assessment, fee or other governmental charge imposed in connection with this Global Note presented for payment by or on behalf of a registered holder or Relevant Account Holder who would have been able to avoid such tax by presenting this Global Note to, or otherwise accepting payment from, another Paying Agent (as defined in the Agency Agreement); or

(e)	any tax, duty, assessment, fee or other governmental charge or increase thereof to the extent that such amount would not have been imposed or increased but for the failure of the registered holder or the Relevant Account Holder of any interest in this Global Note to comply with any applicable certification, documentation, information or other reporting requirement required by an applicable treaty, by law, or by regulation or administrative practice concerning the nationality, residence, identity or connection with the taxing jurisdiction of the registered holder or Relevant Account Holder of any interest in this Global Note.

Notwithstanding the foregoing, the obligations of Centro de Tecnología Vidriera, Ltd. hereunder will be limited to the aggregate amount of its freely distributable retained earnings, net of any withholding taxes, pursuant to the laws of Switzerland in effect at such time.

The Issuer or Note Guarantor will pay any present or future stamp or documentary taxes or other excise or property taxes, charges or similar levies or assessments which arise in any jurisdiction from the execution, delivery or registration of this Global Note or any other document or instrument referred to herein, excluding any thereof imposed by any jurisdiction outside of Mexico (other than any resulting from, or required to be paid in connection with, the authentication, delivery or payment of this Global Note by the Issue Agent, the transfer of this Global Note or any interests herein or the enforcement of this Global Note or any other such document or instrument following the occurrence of any default with respect hereto).

The Issuer may redeem this Global Note, at its option, in whole or in part in increments of one-third of the Initial Principal Amount on a pro rata basis (to the extent practicable), upon not less than 30 days’ prior notice, on each of November 9, 2006, February 9, 2007 or May 9, 2007 (each, a “Redemption Date”), at a redemption price equal to 100.323%, 100.879% and 101.422%, respectively, of the principal amount to be redeemed plus accrued unpaid interest to the Redemption Date, together with any Additional Amounts then due. Any such redemption and notice may, in the Issuer’s discretion, be subject to the satisfaction of one or more conditions precedent.

Notice of redemption will be mailed at least 30 days but not more than 60 days before the relevant Redemption Date to the registered holders whose Notes are to be redeemed at their registered address.

This Global Note is exchangeable, in whole or in part, for one or more registered definitive notes (“Definitive Notes”), only in the circumstances provided in the Agency Agreement.

This Global Note, after issuance, will be deposited with the Common Depository, as custodian for the Clearing System. Thereafter, any Relevant Account Holder will, subject to and in accordance with the terms and conditions, the operating procedures and the management regulations of the Clearing System, be entitled to transfer any such interest (provided that, unless such exchange would result in the principal amount hereof being reduced to zero, the transferred interest and any retained interest each must be in a principal amount of at least ($10,000 / €10,000) thereof) and (subject to and upon payment being made by the Issuer to the registered holder in accordance with this Global Note) will be entitled to receive payments from the Clearing System calculated by reference to the beneficial interest in this Global Note credited to its securities account with the Clearing System. For purposes of this paragraph, the securities account records of the Clearing System shall in the absence of manifest error be conclusive evidence of the identity of the Relevant Account Holders and of the principal amount of Notes represented by this Global Note credited to the securities account of such Relevant Account Holders. Any statement issued by the Clearing System to any Relevant Account Holder relating to a specified beneficial interest in this Global Note credited to the securities account of such Relevant Account Holder and stating the principal amount of such beneficial interest and certified by the Clearing System to be a true record of such securities account shall in the absence of a manifest error be conclusive evidence of the records of the Clearing System for the purposes of the next preceding sentence (but without prejudice to any other means of producing such records in evidence). Notwithstanding any provision to the contrary contained in this Global Note, the Issuer irrevocably agrees, for the benefit of such Relevant Account Holders and their successors and assigns, that in the event that for any reason Definitive Notes are not delivered in exchange for this Global Note in accordance with the terms hereof or that the Issuer fails to make any payment due at the Maturity Date, a Redemption Date or otherwise, each Relevant Account Holder or its successors or assigns may, without the consent and to the exclusion of the registered holder hereof, file any claim, take any action or institute any proceeding to enforce, directly against the Issuer, the obligation of the Issuer hereunder to pay any amount due or to become due in respect of each Note represented by this Global Note, which is credited to such Relevant Account Holder’s securities account with the Clearing System, as fully as though such Note were evidenced by a Definitive Note without the production of this Global Note; provided, that the registered holder hereof shall not theretofore have filed a claim, taken action or instituted proceedings to enforce the same in respect of such Note. The principal amount of this Global Note shall be reduced by the principal amount, if any, of each Note represented hereby in respect of which full settlement has occurred as a result of any such claim, action or proceeding by such Relevant Account Holders or their successors or assigns.

The Issuer and/or any Note Guarantor may, in a single transaction or series of related transactions, consolidate or merge with or into any entity or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties and assets, so long as (i) the Issuer and/or such Note Guarantor is the surviving entity or (ii) the successor entity contractually assumes all obligations under this Global Note, and (iii) immediately before and after giving effect to such transactions, no default has occurred or is continuing. Upon the consummation of such transaction or series of related transactions, as the case may be, the Issuer shall be deemed to have been discharged from all of its obligations with respect to this Global Note.

This Global Note shall not be valid for any purpose unless duly authenticated by an authorized signatory of the Issue Agent.

This Global Note has the benefit of the Note Guarantee.

The validity and interpretation of this Global Note shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to conflicts of law principles thereof. With respect to any legal action or proceeding arising out of or based upon this Global Note, the Issuer irrevocably submits to the exclusive jurisdiction of the state and federal courts located in the Borough of Manhattan and the City of New York and to the courts of its own corporate domicile with respect to actions brought against it as a defendant, and waives any objection to such proceedings on the ground of venue or on the ground that they have been brought in an inconvenient forum.

IN WITNESS WHEREOF, the Issuer has caused this Global Note to be duly executed by manual or facsimile signature.

Signed on behalf of:
VITRO ENVASES NORTEAMÉRICA, S.A. DE C.V.

By:
Name:
Title:

By:
Name:
Title:

AUTHENTICATED by:

THE BANK OF NEW YORK

without recourse, warranty or liability and for authentication purposes only

By:
Name:
Title:

SCHEDULE 1 TO THE GLOBAL NOTE

SCHEDULE OF EXCHANGES, REDEMPTIONS,

PURCHASES AND CANCELLATIONS

The following exchanges or redemptions in full or of interests in this Global Note, or purchases and cancellations have been made:

Date of Exchange, Redemption or Purchase and Cancellation	Part of Principal Amount of this Global Note Exchanged, Redeemed or Purchased and Cancelled	Remaining Principal Amount of this Global Note Following such Exchange, Redemption or Purchase and Cancellation	Notation Made by or on Behalf of the Issuing Agent